Exhibit 22.1 Subsidiary Guarantors and Issuers of Guaranteed Securities As of February 1, 2021, each of the following subsidiaries of JELD-WEN Holding, Inc. (“Holdings”) has guaranteed each of the senior secured debt securities and senior unsecured debt securities issued by JELD-WEN, Inc. (“JELD-WEN”) listed below. Holdings is also a parent guarantor of the debt securities listed below. Holdings owns, directly or indirectly, 100% of each guarantor subsidiary. The guarantees are (1) unsecured obligations of the respective guarantor subsidiary under the 4.625% Senior Notes due 2025 and the 4.875% Senior Notes due 2027 and (2) are secured obligations of the respective guarantor subsidiary under the 6.250% Senior Secured Notes due 2025. NAME OF GUARANTOR SUBSIDIARY JURISDICTION OF INCORPORATION OR ORGANIZATION J B L HAWAII, LIMITED Hawaii JW INTERNATIONAL HOLDINGS, INC. Nevada JW REAL ESTATE, INC. Nevada JELD-WEN DOOR REPLACEMENT SYSTEMS, INC. Oregon HARBOR ISLES, LLC Oregon SENIOR SECURED DEBT SECURITIES OF JELD-WEN GUARANTEED BY THE GUARANTOR SUBSIDIARIES 6.250% Senior Secured Notes due 2025 SENIOR UNSECURED DEBT SECURITIES OF JELD-WEN GUARANTEED BY THE GUARANTOR SUBSIDIARIES 4.625% Senior Notes due 2025 4.875% Senior Notes due 2027